Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-129374 and Form S-8 No. 333-158678) pertaining to Baidu, Inc.’s 2000 Option Plan and 2008 Share Incentive Plan of our reports dated March 29, 2011, with respect to the consolidated financial statements of Baidu, Inc., and the effectiveness of internal control over financial reporting of Baidu, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Ernst & Young Hua Ming

Beijing, The People’s Republic of China
March 29, 2011